August 5, 2026

# Dear Shareholders,

Our strong results and consistent execution demonstrate the durability of our strategy. Zillow is the operating system for modern real estate: AI-native, at the core of the transaction, empowering both consumers and professionals from end to end.

We've earned consumers' trust for many years now by consistently showing up for them at every stage of the housing journey. That's why our brand and engagement are so strong. We have more than twice as many daily active app users as our next closest competitor,[2] and 80% of our traffic comes directly to our apps and sites.[3]

According to Comscore, which tracks growth trends across the residential real estate category, Zillow's average monthly unique visitors in Q2 outperformed the category, which saw a decline overall amid the rise in mortgage rates. Zillow is the only large company in the category to consistently expand its reach with the real estate audience over the past seven quarters.[4]

In Q2, we delivered total revenue growth of 18%, above our outlook range. We once again outperformed the broader housing market, and even more so when looking at the purchase mortgage market, which was flat this quarter compared with a year ago. We reported a GAAP net loss of $4 million and Adjusted net income of $118 million. Adjusted EBITDA of $176 million was above our outlook range. We are on track toward our full-year goals.

In For Sale, revenue grew 14% year over year in Q2 to $549 million, with 7% growth in Residential revenue and 75% growth in Mortgages revenue. In Rentals, Q2 revenue was up 31% year over year, driven by 42% growth in multifamily revenue.[5]

## Q2 Key Highlights

Revenue:
**$772 Million** (+18% YoY)

GAAP Net Loss:
**$4 Million**

Adjusted Net Income:[1]
**$118 Million**

Adjusted EBITDA:[1]
**$176 Million**

Average Monthly Unique Users:
**239 Million** (-2% YoY)

Visits:
**2.5 Billion** (-2% YoY)

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*[1]Adjusted net income and Adjusted EBITDA are non-GAAP financial measures; they are not calculated or presented in accordance with GAAP. Please see the "Use of Non-GAAP Financial Measures" section below for more information about the presentation and calculation of Adjusted net income and Adjusted EBITDA, including reconciliations to the most directly comparable GAAP financial measures for the relevant period.*

*[2]Similarweb data as of June 30, 2026*

*[3]Zillow internal data and estimates, 2026*

*[4]Comscore data for the seven quarters ended June 30, 2026*

*[5]Zillow Rentals generally defines "multifamily" properties as those with 25 or more units.*

1 | Q2 2026

FOR SALE We’ve built a platform where our interests align with the interests of buyers, sellers, and agents. Buyers want access to all available inventory. Sellers want to sell quickly and for the most money. Agents want tools that help them serve their clients and win business. For buyers, we’ve been investing in the depth of the experience. Buyers spend months on this decision, because buying a home is an exhaustive and complex process that’s not the same as other consumer purchases online. This is the largest financial decision most people make, and they make it only a few times in their entire lives. It requires hours of deep research; in fact, the average buyer who ends up transacting with a Preferred agent partner visits Zillow nearly 100 times — totaling 15 hours of time using Zillow — before they even reach out to connect with an agent.6 The deeper buyers engage on Zillow, the more they teach us about their needs and wants — which means Zillow gets more useful at every step of the journey, recommending the right home, at the right moment, while also connecting consumers with a great local agent and financing options. Providing end-to-end support ultimately drives transactions through Zillow and helps people get home. Zillow AI mode is starting to show us what’s possible when consumers can engage differently from traditional search. We’re seeing them share more about their needs in AI mode than they ever entered into a typical residential search query — not just what they’re looking for in a home, but their timeline, financial picture, the need to sell their current home, whether they need a fenced backyard for their pets, and other special circumstances that go into their decision. This is unique, personalized context we haven’t had access to before, and it comes with engagement we can measure. Consumers who use AI mode spend more than three times as long on Zillow, view more than twice as many homes, run nearly three times as many searches — and contact an agent at nearly three times the rate of consumers who don’t use AI mode.7 The same pattern holds in rentals, where AI mode renters request a tour at nearly three times the rate and go on to submit rental applications at nearly twice the rate. Context from repeated engagement compounds into a proprietary 7Zillow internal data and estimates, 2026 6Zillow internal data and estimates, 2026 2 | Q2 2026

data advantage that is difficult to replicate and differentiates us from horizontal LLMs and from other real estate companies. AI mode is in early stages, but these are the signals we want to continue to see as we iterate. We are actively expanding what AI mode can do — adding skills and evaluations that serve buyers, sellers, renters and homeowners. The opportunity in front of us is to deepen our engagement with our already broad audience, across every stage, in ways that weren’t possible before. Zillow AI mode is now live for about 20% of signed-in users, and we are scaling deliberately as we refine the experience. AI mode captures the journey as it unfolds; our new personalized moving hub organizes it. We launched the hub earlier this summer, and it guides buyers through every milestone, from setting a budget to closing. This is the first time buyers have had a single, organized place for their entire move on Zillow — which means we can identify high-intent buyers and surface products that meet their needs. It’s a good example of what becomes possible when a buyer’s workflows are connected in Zillow’s end-to-end infrastructure. We’re differentiating Zillow Home Loans with the integration of pre-approval directly into the home search. Shopping with a Zillow Home Loans Verified Pre-Approval lets buyers see in real time whether each listing fits their verified budget — accounting for taxes, HOA fees and current interest rates, not just list price. It makes the shopping experience more grounded and more actionable, and it’s a clearer signal of serious buyer intent. We continue to deliver double-digit adoption of Zillow Home Loans in the integrated experience thanks to a strong value proposition: convenience and competitive lending terms when compared with other industry-leading mortgage originators. Zillow Home Loans is now a top-25 purchase lender in the country.8 The average loan officer with Zillow Home Loans originates roughly twice the industry average of purchase loans per month.9 And because buyers are already on Zillow, our customer acquisition costs are a fraction of what traditional mortgage lenders pay — a structural advantage that we expect to grow as we scale. 9Zillow internal data and estimates, 2026 8Zillow internal data and estimates, Q2 2026 3 | Q2 2026

Integrating our Residential and Zillow Home Loans offerings is delivering a better buying experience. We’ve been expanding this integrated experience through our Preferred partners, and it now accounts for 61% of our connections across Zillow. Zillow Preview is one more way we’re working with the broader industry to serve the needs of consumers and agents. Zillow Preview is a new product designed to help sellers who want to build demand and momentum before a home hits the active market. We now have more than 100 brokerage partnerships enabling Zillow Preview, and we are actively onboarding agents in those companies in addition to new brokerages. Later this summer, Preview listings will also be syndicated to Realtor.com®, the second-most-visited real estate platform in the country. And as MLSs give sellers, agents and brokers more options and more flexibility in how long they can pre-market a listing, we welcome those changes because they boost the value proposition of Zillow Preview. After Preview builds initial momentum and a listing goes active, sellers and their agents can choose our Zillow Showcase product to maximize impact. Showcase is now on about 5% of all new listings, and agents who use it on the majority of their listings win 35% more listings than peers who don’t.10 Our proprietary rich media — which includes Zillow 3D HomeⓇ tours and interactive floor plans — is now on 11% of new for-sale listings on Zillow. In our top 10 markets, 30% of new for-sale listings on Zillow have 3D Home tours, and more than 10% have Showcase. These markets are an early signal of what the future looks like. Later this year, we expect to launch instant floor plans, allowing photographers, sellers and agents to capture a 3D floor plan right from their smartphone. We expect removing friction and lowering the cost will continue to expand the use of rich media, making it the future standard on every listing and providing a better buyer experience to drive engagement. Together, our Preview and Showcase products give sellers and their agents robust tools to launch a listing and market it actively. Agents who use both are putting Showcase on nearly half of all Preview listings when the listing goes live. 10https://www.zillow.com/agents/showcase-facts/ 4 | Q2 2026

Our two-sided platform connects buyers and sellers with the industry professionals who help them get home. But Zillow’s value to agents goes far beyond a connection. Zillow powers many of the most successful agents in the industry. The tools and infrastructure we provide function as the operating system for the modern real estate transaction. Follow Up Boss is the customer relationship management (CRM) software of choice for the majority of the highest-volume real estate teams in the country.11 It had 138,000 monthly active users in Q2, up 21% year over year. Smart Messages — AI-generated text and email drafts based on a buyer’s Zillow activity and prior conversations — get more than four times the reply rate of manual outreach because they encourage the agent to follow up when it’s top of mind for the consumer. Any agent — whether they advertise on Zillow or not — can access exclusive tools in Follow Up Boss through Zillow Pro, a premium membership we launched nationwide last month. A Zillow Pro membership gives agents a single connected system to manage all of their clients, including those who originate outside the Zillow ecosystem. With a Zillow Pro membership, agents can invite any contact in their Follow Up Boss database — a past client, a referral, a potential buyer they met at an open house, anyone — to collaborate with them on Zillow using a feature called My Agent. Once the client accepts the invitation, their trusted agent is right by their side throughout their Zillow experience: easy messaging, tour booking, guidance at every step. And the agent gains real-time visibility into what their client is looking for on Zillow, so they can show up to assist — and foster the relationship into a transaction. Buyers with a My Agent relationship are 80% more likely to meet with their agent face to face and 50% more likely to progress through key home-search stages compared with similar buyers without a My Agent relationship.12 Our early data shows that Zillow Pro agents who use My Agent are closing more transactions than similar agents who don’t have a Zillow Pro membership. 12Zillow internal data and estimates, 2026 11Zillow internal data and estimates, 2026 5 | Q2 2026

Zillow Pro also gives listing agents a meaningful edge through a new feature called Likely to List, which uses predictive AI signals from the unique context across our platform — including from AI mode — to flag contacts in an agent’s Follow Up Boss database whose homes show pre-listing activity, giving agents a reason to reconnect with past contacts who may be ready to sell before they’ve raised their hand elsewhere. Likely to List turns a CRM into an active opportunity engine. Seventy percent of actual U.S. buyers and sellers are already on Zillow.13 That creates an opportunity for agents to reconnect with past clients they’ve already built relationships with. When agents can see those signals and act on them, they can give consumers a more responsive, more personal experience. The quality of service we’re enabling for agents exemplifies the shift we’ve made to our agent partnership offerings. Over the years, we have deliberately evolved from a top-of-funnel model where agents paid for leads to a success-based model built around efficiently aggregating demand to connect high-intent consumers with high-performing agents. Zillow Preferred agent partners pay when they close, which means Zillow wins when the agent and their client win. Zillow Preferred is optimized for outcomes, not just activity. That’s why it’s generating 23% more revenue per connection than our legacy advertising model did — and one key reason why our For Sale revenue is growing faster than industry growth. Zillow is the only residential real estate company that is removing friction by integrating the end-to-end transaction experience at scale — improving outcomes for buyers, sellers, agents, loan officers and Zillow. We are making progress toward our $1 billion incremental revenue opportunity in For Sale.14 Since the beginning of 2025, we have added an incremental $287 million of For Sale revenue, nearly a third of our goal. RENTALS The same thesis that drives For Sale is behind our Rentals strategy: a streamlined operating system that modernizes the transaction 14Please see slide 25 of our February 2026 Investor Deck for more information about this revenue target. 13Comscore data for Q2 2026, calculated as average monthly unique visitors to Zillow Group mobile apps and sites divided by "real estate" average monthly unique visitors (as defined by Comscore) 6 | Q2 2026

experience, on top of the largest and most varied inventory, from single-family homes to large apartment communities. In Q2, we had 2.8 million average monthly active rental listings and an all-time high of 79,000 multifamily properties. Rentals revenue was up 31% year over year in Q2, with multifamily revenue up 42% — growth that reflects the compounding value of what we’ve built on both sides of this marketplace. Property managers tell us Zillow delivers the highest return on marketing investment in our category — compared not just with other rental platforms, but with other digital marketing options available to them, including search and social.15 They keep renewing and upgrading their presence on Zillow as a result, and we see a significant opportunity to capture more of the marketing dollars currently being spent elsewhere. We’re also bringing Zillow’s inventory and booking infrastructure to other platforms potential renters may be on. This summer, Zillow Rentals became the only real estate platform in Google Gemini’s connected apps ecosystem. If a renter asks Gemini to find available apartments, Zillow powers what happens next: real-time availability, tour scheduling, and booking confirmation. Wherever consumers begin their move, we’re helping them complete it with our partners and our real estate operating system. Rentals is one of our most compelling growth opportunities, with a clear path toward $1 billion and beyond in annual Rentals revenue.16 IN CLOSING To put our results in context: Zillow has consistently outperformed industry total transaction volume for three years while the housing market has basically stood still. We have grown revenue by mid-teens or better each year, even as industry growth has been essentially flat. We keep reaching more of the real estate audience, while others in our category don’t. It has been a noisy year, but that hasn’t changed what we see in our business. Zillow has continued to execute, and our results show it. 16Please see slide 28 of our February 2026 Investor Deck for more information about this revenue target. 15Zillow internal data and estimates, 2025 7 | Q2 2026

Zillow consistently performs well because we support the needs of both sides of the marketplace: We’ve rapidly built the modern real estate operating system professionals rely on every day to run their businesses. And consumers trust and return to Zillow throughout a months-long journey, no matter where that journey began. Our direct brand and audience engagement put us in a position of strength as we drive forward and expand our business. To position Zillow for the path ahead, yesterday we restructured parts of our organization and eliminated some roles. We made this decision to ensure we can move faster and operate more efficiently with a more sustainable cost structure. We’re grateful to every person who is leaving for their contributions through the years. Today, we also announced changes to our executive leadership team. We’ve appointed Jeremy Hofmann to an expanded role as chief operating officer & chief financial officer. Jeremy has been one of the key architects of Zillow’s current business strategy — a driving force in the vision and execution of the housing super app. His deep command of our strategy and financial architecture, combined with the strength of the teams he has developed over nine years, positions Zillow to move with greater coordination and speed. Jun Choo, who has served as chief operating officer since 2024, is stepping down to focus on his health and will serve in an advisory capacity through the end of the year. Jun has been an invaluable part of Zillow’s growth over his decade-plus tenure, and his contributions to the operational foundation of this company are immeasurable. We wish him all the best. We are also welcoming Cassandra “Sandi” Knight to serve in a new role as chief legal & policy officer. Sandi joins us from Google, where she served as vice president of litigation and discovery. She brings more than 20 years of experience in complex litigation and operational leadership across technology and financial services, including at Google, PayPal and Morgan Stanley. Her appointment reflects our continued investment in building the leadership team Zillow needs to support our future growth. The strength of our team, and the strategy we’re executing, gives us every confidence in what comes next. The Zillow experience gets people from curiosity to closing — the dreaming and decision-making, the tour for renters and buyers, the 8 | Q2 2026

application or preapproval, the financing, the agent relationship, the offer, and the lease or close increasingly run through Zillow. We support the whole transaction — and our ability to do so compounds as more of the transaction uses our infrastructure. Our focus is on serving consumers, and helping professionals grow their businesses, because that’s what drives our results. We are on track toward our full-year goals. We are in control of our own path. And we are building toward a future where getting home through the integrated experience on Zillow is the standard — for renters, for buyers, for sellers, and for the industry professionals who guide them through it. Jeremy Wacksman  Jeremy Hofmann CEO    COO & CFO    9 | Q2 2026

# Second-Quarter 2026 Highlights


TOTAL REVENUE
$800M
$600M
$400M
$200M
$0
$655M
$676M
$654M
$708M
$772M
Q2 2025
Q3 2025
Q4 2025
Q1 2026
Q2 2026

- Q2 revenue was up 18% year over year to $772 million, above the high end of our outlook range. The residential real estate industry grew by 6% in Q2.[17] We estimate Q2 purchase mortgage origination volume for the industry was approximately flat year over year, which more closely represents our customer base.
  - For Sale revenue was up 14% year over year in Q2 to $549 million.
    - Residential revenue was up 7% year over year in Q2 to $465 million, benefiting from growth in Preferred, Zillow Showcase, New Construction and our suite of agent software tools.
    - Mortgages revenue increased 75% year over year to $84 million in Q2, primarily due to a 95% increase in purchase loan origination volume to $2.2 billion.
  - Rentals revenue increased 31% year over year in Q2 to $209 million, primarily driven by multifamily revenue growing 42% year over year.
- Net loss was $4 million in Q2, and net loss margin was 1%, an 80-basis-point decrease year over year. Diluted net loss per share was $0.02 compared to diluted net income per share of $0.01 in Q2 a year ago.
- Adjusted net income was $118 million and Diluted adjusted net income per share[18] was $0.52 compared with $0.40 in Q2 a year ago.
- Q2 Adjusted EBITDA was $176 million, above the high end of our outlook range, and Adjusted EBITDA margin[19] was 23%.
- Cash and investments at the end of Q2 were $682 million. In Q2, we repurchased 5.6 million shares for $200 million.
- Traffic to Zillow Group's mobile apps and sites in Q2 was down 2% year over year to 239 million average monthly unique users. Visits during Q2 were down 2% year over year to 2.5 billion.[20] According to Comscore, which tracks growth trends across the residential real estate category, Zillow's average monthly unique visitors in Q2 outperformed the category, which saw a decline overall, similar to other leading indicators that are pointing to a slower second half. Zillow is the only large company in the category, according to Comscore, to consistently expand its reach with the real estate audience over the past seven quarters.

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*[17]According to the National Association of REALTORS®*

*[18]Diluted adjusted net income per share is a non-GAAP financial measure; it is not calculated or presented in accordance with GAAP. Please see the "Use of Non-GAAP Financial Measures" section below for more information about the presentation and calculation of Diluted adjusted net income per share.*

*[19]Adjusted EBITDA margin is a non-GAAP financial measure; it is not calculated or presented in accordance with GAAP. Please see the "Use of Non-GAAP Financial Measures" section below for more information about the presentation and calculation of Adjusted EBITDA margin.*

*[20]For information on our calculation of average monthly unique users and visits, please see Zillow Group's publicly available filings with the U.S. Securities and Exchange Commission.*

10 | Q2 2026

Select Q2 2026 Results FOR SALE For Sale revenue grew 14% year over year in Q2 to $549 million. On a trailing 12-month basis, For Sale revenue per Total Transaction Value21 at the end of Q2 was 8.8 basis points, compared with 8.2 basis points for the same period in 2025. RESIDENTIAL Residential revenue increased 7% year over year to $465 million in Q2. The majority of the increase in Residential revenue was due to growth in Zillow Preferred, primarily driven by the expansion of connections in the fully integrated experience. Zillow Showcase, New Construction and our suite of agent software tools were also contributors to Residential revenue growth. These increases were partially offset by a decrease in Market-Based Pricing revenue as we transition the majority of our agent-related activity to our Preferred partners. MORTGAGES Mortgages revenue increased 75% year over year to $84 million in Q2, driven by 95% growth in our purchase loan origination volume to $2.2 billion. Our mortgage strategy is leading more buyers to choose financing through Zillow Home Loans, which is the main growth driver of our overall Mortgages revenue. PREFERRED TRANSITION IMPACT TO FOR SALE REVENUE Aligning incentives at the close of a transaction through Preferred enables us to better serve customers by offering them our integrated transaction experience, which drives more For Sale revenue per connection than our legacy advertising model. As a result, we are 21For information on our calculation of For Sale revenue per total transaction value (TTV), please see Zillow Group’s publicly available filings with the U.S. Securities and Exchange Commission. 11 | Q2 2026

accelerating to more than 75% of our connections in Preferred by the end of 2026, up from 44% at the end of 2025 and 21% at the end of 2024. We expect that nearly all connections will be serviced by Preferred partners over time. The Preferred agent partner base is made up of some of the most productive agents in the country, and is a group of people who are highly motivated to serve Zillow’s customers well. By partnering closely with this talented group of real estate agents, we are able to build technology and services that allow them to be more productive, win more business, and convert our shared customers better. And the results for Zillow have been excellent. The increase in our revenue per connection generated from our integrated experience demonstrates our execution. This is calculated as a combination of total Preferred revenue, revenue from Preferred agent partners using Follow Up Boss and Showcase, and revenue generated from the integrated transactions where consumers choose to use Zillow Home Loans. We compare that combination of revenue to revenue from our legacy advertising model, and revenue generated from agents who use Follow Up Boss and Showcase. In 2025, we generated 23% higher revenue per connection compared to our legacy advertising model. By the end of 2026, we expect to accelerate to 35% more revenue per connection, driven by improved conversion across our Preferred agent partner base and greater adoption of Zillow products and services from consumers. Another critical data point for us has been the steady improvement in Zillow Home Loans profitability. Across fixed and variable costs, our per mortgage unit economics are positive today, and in the future we believe Zillow Home Loans economics will generate profits similar to profits we earn from Preferred agent partner referral fees. We believe this acceleration is clearly the right decision for our go forward business, but there are three important nuances for investors to understand as we progress. One is a shift in revenue from Residential to Mortgages within For Sale revenue, the second is the timing of revenue recognition associated with Zillow Home Loans originations and the value we realize over the life of a connection. The third is a different seasonal pattern in Preferred revenue than our legacy advertising model. 12 | Q2 2026

First is the shift in revenue from Residential to Mortgages within our For Sale category. Under the legacy advertising model, both agent advertising and lender co-marketing revenue was earned and recognized in the Residential revenue category as connections were delivered. Once we earned that revenue, the customer’s transaction moved off-platform. With the integrated transaction model, customers choose to stay on our platform past the agent connection, where they can work with an agent using Zillow’s suite of agent products and choose their own service providers, including Zillow Home Loans. As this happens, an increasing share of For Sale revenue is recognized in Mortgages. Because of the transition to Preferred, there has been a consistent shift from Residential revenue to Mortgages revenue. In 2025, this was a 300 basis point impact to Residential revenue. In the first half of 2026, this was a 500 basis point impact to Residential revenue as we accelerated more connections into Preferred. We expect this impact to accelerate in the second half of 2026 and continue in the first half of 2027, before moderating in the second half of 2027. Second, this transition to Preferred results in a difference in the timing of revenue recognition and the value we realize over the life of a connection. This difference is because Zillow Home Loans revenue is generally recognized near the time a loan is originated, which is 6 to 12 months after a connection is delivered. This difference has created a consistent 200 basis point headwind to For Sale revenue as we have moved more and more connections into Preferred. We expect this headwind to moderate throughout 2027. Third of the three factors important to understand is the different seasonal pattern in Preferred revenue compared to our legacy advertising model. Because of seasonality, historically our connection volumes have declined in the range of 20-25% sequentially from Q3 to Q4, and then increased in Q1 compared to Q4. Zillow Preferred revenue follows this seasonality trend more closely versus our legacy advertising model. Because we are planning to accelerate to more than 75% of our connections in Preferred by the end of the year, we expect the seasonality impact to result in a 200 to 300 basis point headwind to our year-over-year For Sale revenue growth in Q4. We expect this seasonality trend to reverse in Q1 2027. 13 | Q2 2026

The most important takeaway is that the integrated transaction strategy is working, and we are accelerating the transition to Preferred going forward. We see better outcomes for customers and partners. We see more total revenue, and revenue per connection. And we are growing Adjusted EBITDA per connection with a path to more profits as Zillow Home Loans scales. Despite the headwinds through this transition, For Sale revenue has grown 13% year to date compared to a purchase mortgage market that is roughly flat. The table below illustrates the estimated impact of the transition to the Preferred monetization model and seasonality on our reported Residential and For Sale revenue growth: RENTALS Rentals revenue increased 31% year over year to $209 million in Q2, primarily driven by a 42% increase in multifamily revenue. 14 | Q2 2026

We continue to grow our multifamily rentals marketplace, with the number of multifamily properties advertising across Zillow reaching 79,000 at the end of Q2 — an increase of 15,000 properties, or 23%, from the end of Q2 2025. NET INCOME (LOSS), ADJUSTED NET INCOME AND ADJUSTED EBITDA Net loss was $4 million in Q2, and net loss margin was 1%, an 80-basis-point decrease year over year. Diluted net loss per share was $0.02 compared to Diluted net income per share of $0.01 in Q2 a year ago. Adjusted net income was $118 million and Diluted adjusted net income per share was $0.52 compared to $0.40 a year ago. Q2 Adjusted EBITDA was $176 million, and Adjusted EBITDA margin was 23%. We have revised our Q1 2026 Adjusted EBITDA to $198 million to exclude $16 million of non-recurring legal expenses related to the FTC matter for comparability with our Q2 presentation. Select Operating Expenses and Cost of Revenue Sales and marketing, technology and development, general and administrative expenses (select operating expenses) and cost of revenue totaled $746 million in Q2, up 11% from Q1 2026 and up 12% year over year. Year-over-year results were impacted by higher cost of revenue which was up $44 million, primarily associated with higher lead acquisition costs, which were within our expectations as part of the rentals syndication agreement with Redfin, and higher mortgage loan processing costs due to increased purchase loan origination volume. The $23 million year-over-year increase in sales and marketing expenses was due to an $11 million increase in headcount-related expenses supporting increased purchase loan origination volume and $9 million in marketing and advertising costs. General and administrative expenses were up $10 million due to an increase of $18 million in legal expenses, which was partially offset by 15 | Q2 2026

a $12 million decrease in headcount-related expenses, driven primarily by a decrease in share-based compensation expense. Adjusted EBITDA expenses22 were $596 million in Q2, up 19% year over year. The following table presents a reconciliation of Adjusted EBITDA expenses to select operating expenses and cost of revenue for the periods presented (in millions, except percentages, unaudited): BALANCE SHEET & CASH FLOW SUMMARY Net cash provided by operating activities was $11 million in Q2 2026. We generated $96 million of Adjusted free cash flow23 in Q2 2026. We ended Q2 with cash and investments of $682 million, down from $783 million at the end of Q1. During Q2, we repurchased 5.6 million shares for $200 million. We have approximately $1.1 billion remaining on our share repurchase authorizations as of the end of Q2. With our $500 million undrawn revolving credit facility, we have total liquidity of $1.2 billion, which gives us continued flexibility on our financial priorities to invest in growth, maintain an adequate risk-based capital reserve, pursue potential M&A, and remain opportunistic with share buybacks. 23Adjusted free cash flow is a non-GAAP financial measure; it is not calculated or presented in accordance with GAAP. Please see the “Use of Non-GAAP Financial Measures” section below for more information about our presentation and calculation of Adjusted free cash flow, including a reconciliation to the most directly comparable GAAP financial measure for the relevant periods. 22Adjusted EBITDA expenses is a non-GAAP financial measure; it is not calculated or presented in accordance with GAAP. Please see the “Use of Non-GAAP Financial Measures” section below for more information about our presentation and calculation of Adjusted EBITDA expenses. 16 | Q2 2026

Outlook The following table presents our outlook for the three months ending September 30, 2026 (in millions):24 ● In Q3, we expect total revenue of $745 million to $760 million. ○ We expect Q3 year-over-year For Sale revenue growth to be between 5% to 7%. ■ Our For Sale revenue growth assumes a 200 to 300 basis points headwind from the difference in timing of revenue recognition in Zillow Home Loans and the value we realize over the life of the connection. ■ We expect Residential revenue growth to be flat year over year, which includes an assumption of a 600 to 700 basis point shift from our Residential revenue category to our Mortgages revenue category over time from moving more connections to Preferred. ■ We expect Mortgages revenue growth to be more than 50% year over year. ■ Our revenue outlook includes our expectation for a decline in year-over-year purchase industry mortgage originations, down from our prior expectation of flat. We see continued pressure on affordability having a larger impact on mortgage buyers than the overall market as interest rates have continued to rise since their lows in early March. 24Zillow Group has not provided a quantitative reconciliation of forecasted Adjusted EBITDA to forecasted GAAP net income (loss) within this communication because the Company is unable, without making unreasonable efforts, to calculate certain reconciling items with confidence. These items include but are not limited to: income taxes that are directly impacted by unpredictable fluctuations in the market price of the Company’s capital stock, depreciation and amortization from new acquisitions, impairments of assets, and acquisition-related costs. These items, which could materially affect the computation of forward-looking GAAP net income (loss), are inherently uncertain and depend on various factors, many of which are outside of Zillow Group’s control. The Company has not provided a reconciliation of forecasted Adjusted EBITDA expenses to forecasted select operating expenses and cost of revenue, the most directly comparable GAAP financial measure, or forecasted Adjusted EBITDA margin to forecasted net income (loss) margin, for the same reasons. For more information regarding the non-GAAP financial measures discussed in this communication, please see the “Use of Non-GAAP Financial Measures” section below. 17 | Q2 2026

○ We expect Rentals revenue growth in the high 20 percent range year over year. ● Q3 Adjusted EBITDA expenses are expected to be in the range of $560 million to $565 million. ● We expect Adjusted EBITDA of $180 million to $200 million in Q3. This implies a margin of 25% at the mid-point of our outlook range, implying 100 basis points of margin expansion year over year. Q4 and 2026 OUTLOOK In Q4 we are planning to accelerate our transition to our Preferred monetization model. We expect: ● To end the year with more than 75% of our connections going to Preferred partners. ● The combination of seasonality as well as the timing of revenue recognition in Zillow Home Loans and the value we realize over the life of a connection to translate to 400-600 basis points of headwind to For Sale revenue. ● Within For Sale, we expect: ○ Residential revenue to be in line with purchase mortgage industry growth, which includes an assumption of 700 to 800 basis points shifting from our Residential revenue category to our Mortgages revenue category over time. ○ Higher mortgage rates to have an impact on conversion rates for Zillow Home Loans in Q4. ● We expect Adjusted EBITDA expenses growth in Q4 to be in the mid-single digit range. For the full year 2026, we expect: ● Total revenue of $2.92 billion to $2.96 billion which equates to mid-teens growth year over year. ○ Rentals year-over-year revenue growth of approximately 30%. ● Adjusted EBITDA of $730 million to $760 million, implying 26% Adjusted EBITDA margins at the mid-point of our outlook range, or a 200 basis point margin expansion year over year. ● We expect share-based compensation expense to be down more than 15% year over year. ● We are planning for the macro housing environment to soften in the second half of the year and expect industry purchase mortgage origination volume to be down low- to mid-single digits for the rest of 2026 and the full year versus our previous expectation for flat. 18 | Q2 2026

Forward-Looking Statements This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties, including, without limitation, statements regarding our future targets and opportunities; the future growth, performance and operation of our business; our business strategies and ability to translate such strategies into financial performance; and the health of, and our impact on, the residential real estate industry. Statements containing words such as “may,” “believe,” “anticipate,” “expect,” “intend,” “plan,” “project,” “predict,” “will,” “projections,” “continue,” “estimate,” “outlook,” “opportunity,” “guidance,” “would,” “could,” “strive,” “path,” “positioned,” “on track,” “target,” “goal,” or similar expressions constitute forward-looking statements. Forward-looking statements are made based on assumptions as of August 5, 2026, and although we believe the expectations reflected in the forward- looking statements are reasonable, we cannot guarantee these results. Differences in Zillow Group’s actual results from those described in these forward-looking statements may result from actions taken by Zillow Group as well as from risks and uncertainties beyond Zillow Group’s control. Factors that may contribute to such differences include, but are not limited to: the health and stability of the economy and United States residential real estate industry, including changes in inflationary conditions, interest rates, housing availability and affordability, labor shortages and supply chain issues; our ability to manage advertising, product inventory and pricing, and to maintain relationships with our real estate partners; our ability to establish or maintain relationships with listing and data providers, which affects traffic to our mobile apps and websites; or changes to our rights to use or timely access listing data, or to the quality or quantity of such listing data; our ability to comply with current and future rules and requirements promulgated by National Association of REALTORS®, multiple listing services, or other real estate industry groups or governing bodies, or decisions to repeal, amend or not enforce such rules and requirements; our ability to navigate industry changes, including as a result of past, pending or future lawsuits, settlements or government investigations, which may include lawsuits, settlements or investigations in which we are not a named party; uncertainties related to policy changes, enforcement priorities, or government shutdowns at the federal and state levels; our ability to continue to innovate and compete to attract customers and real estate partners; our ability to effectively invest resources to pursue new strategies, develop new products and services and expand existing products and services into new markets; our ability to operate and grow Zillow Home Loans’ mortgage operations, including the ability to obtain or maintain sufficient financing to fund the origination of mortgages, meet customers’ financing needs with product offerings, continue to grow origination operations and resell originated mortgages on the secondary market; the duration and impact of natural disasters, climate change, geopolitical events, and other catastrophic events (including public health crises) on our ability to operate, demand for our products or services, or general economic conditions; our public statements, disclosures, targets, and product features related to sustainability matters; our ability to maintain adequate security controls or technology systems, or those of third parties on which we rely, to protect data integrity and the information and privacy of our customers and other third parties; our ability to navigate any significant disruption in service on our mobile apps or websites or in our network; the impact of past, pending or future litigation and other disputes or enforcement actions, which may include lawsuits or investigations to which we are not a party; our ability to attract, engage, and retain a highly skilled workforce; mergers, acquisitions, investments, strategic partnerships, capital-raising activities, or other corporate transactions or commitments by us or our competitors; our ability to continue relying on third-party services to support critical functions of our business; our ability to protect and continue using our intellectual property and prevent others from copying, infringing upon, or developing similar intellectual property, including as a result of artificial intelligence; our ability to comply with domestic and international laws, regulations, rules, contractual obligations, policies and other obligations, or to obtain or maintain required licenses to support our business and operations; our ability to pay our debt or to raise additional capital or refinance our indebtedness on acceptable terms, or at all; actual or anticipated fluctuations in quarterly and annual results of operations and financial position; actual or perceived inaccuracies in the assumptions, estimates and internal or third-party data that we use to calculate business, performance and operating metrics; and volatility of our Class A common stock and Class C capital stock prices. The foregoing list of risks and uncertainties is illustrative but not exhaustive. For more information about potential factors that could affect Zillow Group’s business and financial results, please review the “Risk 19 | Q2 2026

Factors” described in Zillow Group’s publicly available filings with the United States Securities and Exchange Commission (“SEC”). Except as may be required by law, Zillow Group does not intend and undertakes no duty to update this information to reflect future events or circumstances. No Incorporation by Reference This communication includes website addresses and references to additional materials found on those websites, including Zillow Group’s websites. These websites and materials are not incorporated by reference herein or in our other filings with the SEC. Use of Estimates and Statistical Data This communication includes estimates and other statistical data made by independent third parties and by Zillow Group relating to the housing market, the mortgage-rate environment, connections, conversion, engagement, growth, rental listings and other data about Zillow Group’s audience and performance and the residential real estate industry and purchase loan origination industry. These data involve a number of assumptions and limitations, which may significantly impair their accuracy, and you are cautioned not to give undue weight to such estimates. Projections, assumptions and estimates of future performance are necessarily subject to a high degree of uncertainty and risk. Use of Non-GAAP Financial Measures To provide investors with additional information regarding our financial results, this communication includes references to Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA expenses, Adjusted net income, Diluted adjusted net income per share and Adjusted free cash flow, all of which are non-GAAP financial measures not calculated or presented in accordance with U.S. generally accepted accounting principles (“GAAP”). We have provided a reconciliation below of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA expenses These non-GAAP measures are key metrics used by our management and board of directors to measure operating performance and trends and to prepare and approve our annual budget. In particular, we believe the exclusion of certain expenses in calculating these measures facilitates operating performance comparisons on a period-to-period basis. Our use of these non-GAAP financial measures has limitations as an analytical tool, and you should not consider these measures in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations include, but are not limited to, the fact that such non-GAAP measures: • Do not reflect changes in, or cash requirements for, our working capital needs; • Do not consider the potentially dilutive impact of share-based compensation; • Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and these non-GAAP measures do not reflect cash capital expenditure requirements for such replacements or for new capital expenditures or contractual commitments; • Do not reflect impairment and restructuring costs; • Do not reflect interest expense or other income, net; • Do not reflect income taxes; • Do not reflect certain litigation costs directly associated with our pending antitrust litigation brought by the Federal Trade Commission (“FTC”) and state attorneys general (“FTC Matter”), consisting of legal fees and related expenses that we have determined arise outside the ordinary course of our business and are nonrecurring, infrequent, or unusual. In making this determination, we considered the following factors: (1) the FTC Matter is the first legal proceeding of this nature brought against us, and we do not currently expect similar proceedings to recur; (2) the nature of the remedies sought by the FTC, including, among other things, a permanent injunction and a divestiture of assets or reconstruction of businesses, differs from the relief typically sought in our ordinary course litigation; and (3) the 20 | Q2 2026

counterparties are a federal regulatory agency and state attorneys general, which are distinct from the type of counterparties involved in our ordinary course litigation; and • May be calculated differently by other companies, including companies in our own industry, from the way we do, limiting their usefulness as comparative measures. Because of these limitations, you should consider these measures alongside other financial performance measures, including various cash-flow metrics, net income (loss), and our other GAAP results. Adjusted Net Income and Diluted Adjusted Net Income Per Share Our presentation of Adjusted net income and Diluted adjusted net income per share excludes the impact of share-based compensation, impairment and restructuring costs, FTC Matter litigation costs and income taxes. These measures are not key metrics used by our management or Board of Directors to measure operating performance or otherwise manage the business. However, we provide Adjusted net income and Diluted adjusted net income per share as supplemental information to investors, as we believe the exclusion of the results of share-based compensation, restructuring costs, FTC Matter litigation costs and income taxes facilitates investors’ operating performance comparisons on a period-to-period basis. You should not consider Adjusted net income and Diluted adjusted net income per share in isolation or as substitutes for analysis of our results as reported under GAAP. Adjusted Free Cash Flow We define Adjusted free cash flow as net cash provided by operating activities adjusted for purchases of property and equipment, purchases of intangible assets, net borrowings on master repurchase agreements, and the initial payment in connection with the Redfin rentals partnership. Borrowings on master repurchase agreements are used to fund Zillow Home Loans mortgage loan originations, and we consider them part of our ongoing liquidity management. The initial payment in connection with the Redfin rentals partnership was considered a one-time and nonrecurring cash flow, and we exclude it from our calculation as we believe it impacts the ability to evaluate the liquidity of our business operations on a period-to-period basis. We have included Adjusted free cash flow in this communication as it is a key metric used by our management to evaluate the effectiveness of our business strategies and execution and our ability to consistently generate cash from our core operations on a period-to-period basis. Our use of Adjusted free cash flow has limitations as an analytical tool and you should not consider this measure in isolation or as a substitute for analysis of our results as reported under GAAP. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures. Other companies, including companies in our own industry, may calculate Adjusted free cash flow differently from the way we do, limiting its usefulness as a comparative measure. 21 | Q2 2026

We have provided a reconciliation above of Adjusted EBITDA expenses to select operating expenses and cost of revenue, the most directly comparable GAAP financial measure. The following tables present a reconciliation of Adjusted EBITDA to net income (loss), the most directly comparable GAAP financial measure, and a calculation of Adjusted EBITDA expenses for each of the periods presented (in millions, unaudited):

| | Three Months Ended | | | | |
|---|---|---|---|---|---|
| | **June 30, 2026** | **March 31, 2026** | **December 31, 2025** | **September 30, 2025** | **June 30, 2025** |
| Net income (loss) | $ (4) | $ 46 | $ 3 | $ 10 | $ 2 |
| Income taxes | 1 | 2 | — | 2 | — |
| Other income, net | (13) | (16) | (19) | (18) | (18) |
| Depreciation and amortization | 65 | 65 | 65 | 67 | 67 |
| Share-based compensation | 75 | 81 | 95 | 99 | 99 |
| Impairment and restructuring costs | 36 | — | — | 2 | — |
| FTC Matter litigation costs[1] | 10 | 16 | — | — | — |
| Interest expense | 6 | 4 | 5 | 3 | 5 |
| Adjusted EBITDA | $ 176 | $ 198 | $ 149 | $ 165 | $ 155 |

[1] Beginning with the three months ended June 30, 2026, we calculate and report Adjusted EBITDA excluding litigation costs directly associated with the FTC Matter, which we have determined to be nonrecurring, infrequent, or unusual and outside the ordinary course of our business. We have revised Adjusted EBITDA for the three months ended March 31, 2026 to conform to the current period presentation. As a result of this revision, Adjusted EBITDA for the three months ended March 31, 2026 increased by $16 million, from $182 million as previously reported to $198 million.

| | Three Months Ended | | |
|---|---|---|---|
| | **June 30, 2026** | **March 31, 2026** | **June 30, 2025** |
| **Calculation of Adjusted EBITDA Expenses:** | | | |
| Revenue | $ 772 | $ 708 | $ 655 |
| Less: Adjusted EBITDA | (176) | (198) | (155) |
| Adjusted EBITDA expenses | $ 596 | $ 510 | $ 500 |

22 | Q2 2026

The following table presents a reconciliation of Adjusted net income to net income (loss) and associated per-share metrics for each of the periods presented (in millions, except per-share data, unaudited): Three Months Ended   June 30, 2026 March 31, 2026 December 31, 2025 September 30, 2025 June 30, 2025 Net income (loss) $ (4) $ 46 $ 3 $ 10 $ 2 Share-based compensation 75 81 95 99 99 Impairment and restructuring costs 36 — — 2 — FTC Matter litigation costs(1) 10 16 — — — Income taxes 1 2 — 2 — Adjusted net income $ 118 $ 145 $ 98 $ 113 $ 101 Diluted net income (loss) per share $ (0.02) $ 0.19 $ 0.01 $ 0.04 $ 0.01 Diluted adjusted net income per share $ 0.52 $ 0.60 $ 0.39 $ 0.44 $ 0.40 (1) Beginning with the three months ended June 30, 2026, we calculate and report Adjusted net income and Diluted adjusted net income per share excluding litigation costs directly associated with the FTC Matter, which we have determined to be nonrecurring, infrequent, or unusual and outside the ordinary course of our business. We have revised Adjusted net income and Diluted adjusted net income per share for the three months ended March 31, 2026 to conform to the current period presentation. As a result of this revision, Adjusted net income for the three months ended March 31, 2026 increased by $16 million, from $129 million as previously reported to $145 million, and Diluted adjusted net income per share increased by $0.07, from $0.53 as previously reported to $0.60. For periods with GAAP net loss and Adjusted net income, the Adjusted diluted weighted-average shares outstanding used in the calculation of Diluted adjusted net income per share includes potentially dilutive securities that were excluded from the calculation of Diluted net loss per share, as the effect 23 | Q2 2026

was anti-dilutive. The following table reconciles the denominators used in the Diluted net income (loss) per share and Diluted adjusted net income per share calculations (in thousands, unaudited): Three Months Ended   June 30, 2026 March 31, 2026 December 31, 2025 September 30, 2025 June 30, 2025 Diluted weighted- average shares outstanding 227,896 239,644 252,387 256,243 251,665 Effect of dilutive securities: Option awards 191 — — — — Unvested restricted stock units 114 — — — — Adjusted diluted weighted-average shares outstanding 228,201 239,644 252,387 256,243 251,665 The following table presents a reconciliation of Adjusted free cash flow to net cash provided by operating activities for the periods presented (in millions, unaudited):   Three Months Ended June 30, Six Months Ended June 30, 2026 2025 2026 2025 Net cash provided by operating activities $ 11 $ 87 $ 211 $ 191 Purchases of property and equipment (36) (37) (70) (73) Purchases of intangible assets (9) (7) (19) (115) Net borrowings on master repurchase agreements 130 57 101 85 Initial payment in connection with Redfin rentals partnership — — — 100 Adjusted free cash flow $ 96 $ 100 $ 223 $ 188 24 | Q2 2026

The following tables present certain financial data, non-GAAP measures and associated year-over-year percentage changes for each of the periods presented (in millions, except percentages and margin basis points, unaudited):

| | Three Months Ended June 30, | | 2025 to 2026 % Change | Six Months Ended June 30, | | 2025 to 2026 % Change |
|---|---|---|---|---|---|---|
| | 2026 | 2025 | | 2026 | 2025 | |
| **Revenue:** | | | | | | |
| For Sale revenue: | | | | | | |
| Residential | $ 465 | $ 434 | 7% | $ 915 | $ 851 | 8% |
| Mortgages | 84 | 48 | 75% | 148 | 89 | 66% |
| Total For Sale revenue | 549 | 482 | 14% | 1,063 | 940 | 13% |
| Rentals | 209 | 159 | 31% | 392 | 288 | 36% |
| Other | 14 | 14 | —% | 25 | 25 | —% |
| Total revenue | $ 772 | $ 655 | 18% | $ 1,480 | $ 1,253 | 18% |
| **Other Financial Data:** | | | | | | |
| Gross profit | $ 562 | $ 489 | 15% | $ 1,081 | $ 948 | 14% |
| Net income (loss) | $ (4) | $ 2 | (300)% | $ 42 | $ 10 | 320% |
| Net cash provided by operating activities | $ 11 | $ 87 | (87)% | $ 211 | $ 191 | 10% |
| **Non-GAAP Financial Measures:** | | | | | | |
| Adjusted EBITDA | $ 176 | $ 155 | 14% | $ 374 | $ 308 | 21% |
| Adjusted net income | $ 118 | $ 101 | 17% | $ 263 | $ 206 | 28% |
| Adjusted free cash flow | $ 96 | $ 100 | (4)% | $ 223 | $ 188 | 19% |

| Percentage of Revenue: | Three Months Ended June 30, | | 2025 to 2026 % Change | 2025 to 2026 Margin Change Basis Points | Six Months Ended June 30, | | 2025 to 2026 % Change | 2025 to 2026 Margin Change Basis Points |
|---|---|---|---|---|---|---|---|---|
| | 2026 | 2025 | | | 2026 | 2025 | | |
| Gross profit | 73% | 75 % | (3)% | (200) | 73% | 76 % | (4)% | (300) |
| Net income (loss) | (1)% | — % | —% | (100) | 3% | 1 % | 200% | 200 |
| Adjusted EBITDA | 23% | 24 % | (4)% | (100) | 25% | 25 % | —% | — |
| Adjusted net income | 15% | 15 % | —% | — | 18% | 16 % | 13% | 200 |

25 | Q2 2026

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